ARTICLES OF INCORPORATION

                                       OF

                                 AGTSPORTS, INC.


                                    ARTICLE I
                                      NAME
                                      ----


     The name of the corporation is AGTSPORTS, INC. (the "Corporation").


                                   ARTICLE II
                               PERIOD OF DURATION
                               ------------------

     This corporation shall exist perpetually unless dissolved according to law.


                                   ARTICLE III
                                     PURPOSE
                                     -------

     The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporation may be incorporated pursuant to the Nevada General Corporation Law.


                                   ARTICLE IV
                                     CAPITAL
                                     -------

     The aggregate number of shares which this Corporation shall have the authority to issue is Fifty Five Million (55,000,000), consisting of Fifty Million (50,000,000) shares with a par value of $.001 per share which shares shall be designated common stock, and Five Million shares with a par value of $.001 per share which shall be designated as preferred stock. No share shall be issued until it has been paid for and it shall thereafter be nonassessable.

     The preferred stock shall have such classes and preferences as the Corporation's Board of Directors may determine from time to time.

                                    ARTICLE V
                                PREEMPTIVE RIGHTS
                                -----------------

     A shareholder of the corporation shall not be entitled to a presumptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options, or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

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                                   ARTICLE VI
                                CUMULATIVE VOTING
                                -----------------

     The shareholders shall not be entitled to cumulative voting.


                                   ARTICLE VII
                           SHARE TRANSFER RESTRICTIONS
                           ---------------------------

     The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation's right to so impose such restrictions.

                                   ARTICLE VII
                           REGISTERED OFFICE AND AGENT
                           ---------------------------

          The resident agent and registered office of the Corporation within the State of Nevada is Rita S. Dickson, 1161 Ambassador Dr., Reno, Nevada 89523. Either the registered office or the registered agent may be changed in the manner provided by law.

                                   ARTICLE IX
                           INITIAL BOARD OF DIRECTORS
                           --------------------------

     The initial board of directors of the corporation shall consist of one (1) director. The name and address of the person who shall serve as director until the first annual meeting of shareholders or until his successor is elected and shall qualify is as follows:

Cory J. Coppage
7255 E. Quincy Ave.
Suite 550
Denver, CO 80237


The number of directors shall be fixed in accordance with the bylaws.


                                    ARTICLE X
                                 INDEMNIFICATION
                                 ---------------

1. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another Corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

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2.   The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation; but no indemnification shall be made in respect of any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

3. To the extent that a director, officer, employee, fiduciary or agent of a Corporation has been successful on the merits in defense of any action, suit or proceeding referred to in paragraph (1) or (2) of this Article X or in defense of any claim, issue, or matter therein, he shall be indemnified against expense (including attorney fees) actually and reasonably incurred by him in connection therewith.

4. Any indemnification under paragraph (1) or (2) of this Article X (unless ordered by a court) and as distinguished from paragraph (3) of this Article X shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph (1) or (2) above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in paragraph (3) or (4) of this Article X upon receipt of an undertaking by or on behalf of the director, officer, employee fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized by this Article X.

6. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X.


                                   ARTICLE XI
                     TRANSACTIONS WITH INTERESTED DIRECTORS
                     --------------------------------------

     No contract or other transaction between the Corporation and one (1) or more of its directors or any other corporation, firm, association, or entity in which one (1) or more of its directors are directors or officers are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:

(A) The fact that such relationship or interests is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the vote or consents of such interested directors;
(B) The fact that such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize approve, or ratify such contract or transaction by vote or written consent; or
(C)  The contract or transaction is fair and reasonable to the Corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof, which authorizes, approves, or ratifies such contract or transaction.

     The officers, directors and other members of management of this Corporation shall be subject to the doctrine of "corporate opportunities" only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by this Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's minutes. Once such areas of interest are delineated, all such business opportunities within such areas of interests, which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this Corporation, through its board of directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation. This provision shall not be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties, which he may have to this Corporation.

                                   ARTICLE XII
                             VOTING OF SHAREHOLDERS
                             ----------------------

     With respect to any action to be taken by shareholders of this Corporation, a vote or concurrence of the holders of a majority of the outstanding shares of the shares entitled to vote thereon, or of any class or series, shall be required.

                                  ARTICLE XIII
                                  INCORPORATOR
                                  ------------

     The name and address of the incorporator is:

          David M. Loev
          2777 Allen Parkway, Suite 1000
          Houston, Texas  77019


                                   ARTICLE XIV
            DESIGNATION OF RIGHTS AND PREFERENCES OF PREFERRED STOCK
            --------------------------------------------------------

1.     DESIGNATION OF PREFERRED. One Million Five Hundred Thousand  (1,500,000)
       ------------------------
shares of Preferred Stock, $.001 par value, are designated "Series 2000A Convertible Preferred Stock (hereinafter referred to as "Series 2000 Preferred"), each with the rights, preferences and privileges specified herein.

2.     DIVIDEND RIGHTS OF SERIES 2000A PREFERRED.     If the Board of Directors
       -----------------------------------------
shall elect to declare dividends out of funds legally available therefor, such dividends shall be declared on all shares of Series 2000A Preferred and Common Stock, the holders of which shall share such dividends pro rata in accordance with the number of shares of Common held and the number of shares of Common receivable upon conversion of the Series 2000A Preferred held.

3.     LIQUIDATION PREFERENCE.
       ----------------------

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, holders of Series 2000A Preferred shall be entitled to receive, prior and in preference to any distribution to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common or any shares of any shares of this corporation other than the Series 2000A Preferred (the "Junior Shares") by reason of their ownership thereof, the amount of $0.10 per share (the "Original Series 2000A Issuance Price") for each share of Series 2000A Preferred and, in addition, an amount equal to all declared and unpaid dividends on Series 2000A Preferred. If upon the occurrence of such event the assets and funds thus distributed among the holders of Series 2000A Preferred are insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series 2000A Preferred on proportion to the respective liquidation amount due for each share of Series 2000A Preferred. After payment has been made to the holders of Series 2000A Preferred of the full amounts to which they are entitled, all remaining assets of the Corporation shall be distributed pro rata among all holders of Junior Shares and Series 2000A Preferred on the basis of their respective interests in the Corporation's Common Stock on an "as if converted" basis.

(b)  INCLUSION OF CERTAIN TRANSACTIONS. For purposes of this Section 3, a
     ---------------------------------
     liquidation, dissolution or winding up of the Corporation shall be deemed to include the Corporation's sale of all or substantially all of its assets or the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, by the acquiring corporation or its subsidiary.

4.     CONVERSION. The holders of Series 2000A Preferred shall have the
       ----------
following conversion rights (the "Conversion Rights"):
       -

(a)  RIGHT TO CONVERT.
     ----------------

(i)  VOLUNTARY CONVERSION. Each share of Series 2000A Preferred shall be
     --------------------
     convertible, at the option of the holder thereof, at any time after the date of issuance of such at the office of the Corporation or any transfer agent for the Series 2000A Preferred, into one (1) share of fully paid and nonassessable Common Stock.

(ii) AUTOMATIC CONVERSION. Each share of Series 2000A Preferred shall
     --------------------
     automatically be converted into one (1) share of Common Stock in the event of (I) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with net proceeds to the Corporation of not less than two million dollars ($2,000,000) , or (II) the consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of all outstanding shares of Series 2000A Preferred. In the event of conversion upon a public offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series 2000A Preferred shall not be deemed to have converted such Series 2000A Preferred until immediately prior to the losing of such sale of securities.

(b)  MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be
     -----------------------
     issued upon conversion of Series 2000A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by $0.10 per share. Before any holder of Series 2000A Preferred shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate(s) therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series 2000A Preferred, and shall give written notice to the Corporation at such office that he elected to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series 2000A Preferred, or to the nominee of such holder, a certificate(s) for the number of shares of Common Stock to which such holder is entitled and a check payable to such holder in the amount of any cash amounts payable as a result of a conversion into fractional shares of Common Stock plus any declared and unpaid dividends on the converted Series 2000A Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of shares of Seri s 2000A Preferred to be converted, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.

(C)  [No provision set forth.]

(d)  EXERCISE OF CONVERSION RIGHTS ON MERGER OR SALE OF ASSETS.
     ---------------------------------------------------------

     (i)  NOTICE. The Corporation shall give each holder of record of Series
         -------
2000A Preferred written notice of any merger of the corporation or any other corporate reorganization in which the Corporation is not the continuing or surviving entity of such merger or reorganization, or of any sale of substantially all of the assets of the Corporation. Such notice shall be given not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, whichever is earlier, and shall also notify such holders in writing of the transaction. The first of such notices shall describe the material terms and conditions of the contemplated transaction, as well as the terms and conditions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes.

     (ii)  EXERCISE OF CONVERSION RIGHTS.   If, subsequent to the giving of
           -----------------------------
notice pursuant to Section 4 (d) (i) above but not later ten (10) days prior to the closing of such transaction, any holder of Series 2000A Preferred elects to exercise its Conversion Rights, then the conversion may, at the option of the holder tendering Series 2000A Preferred for conversion may, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common issuable upon such conversion of Preferred shall not be deemed to have converted such Series 2000A Preferred until immediately prior to the closing of such transaction.

(e)  NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of
     -------------
     Incorporation or through any reorganization, transfer of assets, consolidation, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of the of this Section 4 and in the taking of all actions that may be necessary to protect the conversion rights of the holders of the Series 2000A Preferred against impairment.

5.     REDEMPTION.
       ----------

(a)  REDEMPTION OF SERIES 2000A PREFERRED. The Corporation shall not have the
     ------------------------------------
     right to redeem the Series 2000A Preferred except upon receiving the consent and approval of the terms and conditions of redemption from the holders of at least sixty -six and two-thirds percent (66 and 2/3%) of all outstanding shares of Series 2000A Preferred.

(b)  NOTICE OF REDEMPTION. At least 45 days but no more than 60 days prior to
     --------------------
     the date fixed for any redemption of Series 2000A Preferred (the "Redemption Date" ), written notice shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series 2000A Preferred to be redeemed, at the address shown on the records of this Corporation for such holder (or at the address given by the holder to the Corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the Corporation is located), notifying such holder of the redemption to be effected, specifying the Redemption Date, the place at which such holder's Conversion Rights as to such shares terminate. The notice shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate(s) representing shares to be redeemed (the "Redemption Notice"). Except as may be otherwise provided herein, on or after the close of business on the Redemption Date, each holder of Series 2000A Preferred to be redeemed shall surrender such shares, in the manner and at the place designated in the Redemption Notice. Thereupon, the Redemption Price of such shares shall be payable the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled.

(c)  CESSATION OF RIGHTS. From and after the Redemption Date, unless there has
     -------------------
     been a default in payment of the Redemption Price, all dividends, if any, on the Series 2000A Preferred designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Series 2000A Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate) shall cease with respect to such shares, and such shares shall thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series 2000A Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series 2000A to be redeemed on such date, then those funds that are legally available shall be used to redeem the maximum possible number of shares ratably among the holders of the shares to be redeemed. The shares of Series 2000A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for redemption of shares of Series 2000A Preferred, such funds shall immediately be set aside for the redemption of the balance of the shares that the Corporation has become obligated to redeem on the Redemption Date.

6.  VOTING RIGHTS. Except as otherwise required by law, in connection with
   -------------
all matters to be voted upon by the Corporation's shareholders, each share of Common issued and outstanding shall have one vote, and each share of Series 2000A Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common into which the Series 2000A Preferred is convertible as adjusted from time to time pursuant to Section (d) above.

7.  COVENANTS.  In addition to any other rights provided by law, so long as at
    ---------
     least 100,000 shares of Series 2000A Preferred are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of such outstanding Shares of Series 2000A Preferred, take any of the following actions:

     (a) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation, this Amendment establishing the rights, preferences and other privileges of the Series 2000A Preferred or Bylaws, if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, of the restrictions, rights, privileges or powers of, or the restrictions provided for the benefit of the Series 2000A Preferred.

     (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Series 2000A Preferred, or authorize or issue shares of stock of any class or any convertible bonds, convertible debentures, convertible notes or other obligations that are convertible into or exchangeable for, or have option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series 2000A Preferred;

     (c) reclassify any Junior Shares into shares having any preference or priority as to dividends or assets superior to or on parity with any such preference or priority of the Series 2000A Preferred;

     (d) pay or declare any dividend on any Junior Shares (except dividends payable solely in shares of Common) while any Series 2000A Preferred remains outstanding, or apply any of the Corporation's assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Shares, except from employees or directors or consultants of the Corporation upon termination of employment or services pursuant to the terms of restrictive stock agreements entered into with such employees, directors or consultants; or

     (e) sell, conveyor otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of; provided, however, that notwithstanding any provision of this Section 7 to the contrary, without the vote or consent of holders of Series 2000A Preferred, the Corporation may enter into any financing arrangements for the borrowing of $5 million or less, whereby it grants the lender a security interest in its personal and real property, and in which the Corporation is limited to borrowing, at any one time, not more than 80% of the value of its qualifying accounts receivable.



     IN WITNESS WHEREOF the above named incorporator signed these ARTICLES OF INCORPORATION this 15th day of July 2003.
                    ----




                         AGTSPORTS, INC.

                             /s/ Cory J. Coppage
                         By: ------------------------------
                              President


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